Exhibit 10.23

Stock Appreciation Rights Agreement between the Company and S. Nicholas Walker and each other party.

                       STOCK APPRECIATION RIGHTS AGREEMENT

     THIS STOCK APPRECATION RIGHTS AGREEMENT (the "Agreement"), made and entered into as of this 13th day of October, 1999, by and between The Cronos Group, a limited liability company organized and existing under the laws of Luxembourg (the "Company") and S. Nicholas Walker ("Grantee");

                               W I T N E S S T H:

     WHEREAS, at its meeting held on August 4, 1999, in New York, the Board of Directors ("Board") of the Company approved the Non-Employee Directors' Equity Plan (the "Directors' Equity Plan") and directed that the Directors' Equity Plan be submitted to the shareholders of the Company for their approval at the 1999 annual meeting; and

     WHEREAS, pursuant to the Directors' Equity Plan, each non-employee director of the Company was to receive the grant of an option (the "Stock Option") to acquire 15,000 shares of Common Stock of the Company; and

     WHEREAS, the annual meeting of shareholders of the Company was scheduled to be held on October 26, 1999, in Luxembourg; and

     WHEREAS, on September 21, 1999, Interpool, Inc. ("Interpool") a competitor of the Company, transmitted to the Company its proposal, subject to numerous conditions, to acquire the Company by merger with Interpool's 50%-owned subsidiary, Container Applications International, Inc., for $5.00 per share in cash for all of the outstanding shares of Common Stock of the Company; and

     WHEREAS, by letter dated October 8, 1999, the Company advised Interpool that the Board of the Company had unanimously rejected the Interpool proposal as inadequate and as not in the best interest of the Company or its shareholders; and

     WHEREAS, the Board has engaged First Union Securities, Inc. ("First Union") to explore the strategic alternatives available to the Company in light of the Interpool proposal; and

     WHEREAS, the non-employee directors of the Company have, in light of the Interpool proposal, the engagement of First Union, and the


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postponement of the 1999 annual meeting, been required to devote a substantial amount of time and effort to the business of the Company; and

     WHEREAS, to provide an incentive to the non-employee directors of the Company to devote their time and effort to the business of the Company, to better align the interests of non-employee directors of the Company with the shareholders of the Company, and because the grant of the Stock Option to Grantee has been deferred, the Board has resolved to award Grantee stock appreciation rights in lieu of the Stock Option on the terms and conditions set forth herein;

              NOW, THEREFORE, the parties hereto agree as follows:

      1. DEFINITIONS

     For purposes of this Agreement, the following terms shall be defined as follows:

     "Award" refers to the number of Share Units granted to Grantee.

     "Award Payment" refers to the cash payment, before withholding, to be made by the Company to Grantee for Exercised Share Units pursuant to the provisions of Section 6 hereof.

     "Board" refers to the Board of Directors of the Company.

     "Cause" refers (i) to the willful non-performance of, or willful misconduct in the performance of, Grantee's duties to the Company, and/or
(ii) to other willful misconduct constituting moral turpitude.

     "Change in Control" refers to:

     (a) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Common Stock then outstanding, but shall not include any such acquisition by:

     (i) The Company;

     (ii) Any Subsidiary of the Company;

     (iii) Any employee benefit plan of the Company or of any Subsidiary of the Company;


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     (iv) Any Person or entity organized, appointed or established by the
Company for or pursuant to the terms of any such plan;

     (v) Any Person who becomes the beneficial owner of 20% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of 20% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred; or

     (vi) The situation where individuals who, as of the date that this Agreement is approved by the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current Board members or their successors whose election was so approved or recommended (other than any subsequently elected Board members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of the Board.

     "Committee" refers to the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to supervise this Agreement.

     "Common Stock" refers to the Common Stock of the Company, par value $2 per share, or such other class or kind of shares or other securities as may be applicable under Section 8 hereof.

     "Company" refers to The Cronos Group, a Luxembourg holding company, or any successor to substantially all its business. For purposes of this Agreement, all references to the "Company," where this Agreement calls for a payment to Grantee, shall refer to the then Subsidiary of the Company on whose Board of Directors Grantee sits and, if Grantee sits on the Board of the Cronos Group and one or more Subsidiaries, then "Company" refers to the Cronos Group.

     "Date of Grant" refers to October 13, 1999.


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     "Designated Beneficiary" refers to the Person designated, in accordance with Section 12 hereof, by Grantee to receive payment for Grantee's Share
Units.

     "Exercise Date" refers to the date of receipt by the Company of an Exercise Notice or, if such date is not a business day, then the first business day occurring after the date of receipt of the Exercise Notice.

     "Exercise Notice" refers to a notice substantially in form of Exhibit A hereto.

     "Exercised Share Units" refers to the number of Share Units submitted for payment by Grantee or an Exercising Party pursuant to Section 5 hereof.

     "Exercising Party" refers to the Designated Beneficiary or, if there is no Designated Beneficiary, to the executor, administrator, or other Person or Persons who acquire Share Units from Grantee by will or by the laws of descent and distribution.

     "Fair Market Value" refers to the closing sales price of the Common Stock as reported on the NASDAQ National Market on the applicable Exercise Date or, if there were no sales on such Exercise Date, the average of the highest and the lowest quoted selling prices on said market for the preceding business day on which sales of Common Stock did occur.

     "Grant Price" refers to $4.094, the closing price of a share of Common Stock of the Company, as reported on NASDAQ for August 4, 1999.

     "Payment Date" refers to the date on which Grantee first becomes entitled to receive payment for all or any portion of the Share Units as provided for in
Section 7 hereof.

     "Permanent Disability" refers to a physical or mental impairment rendering Guarantee substantially unable to function as a director of the Company or a Subsidiary, as the case may be, for any period of six consecutive months. Any dispute as to whether Grantee is subject to a Permanent Disability shall be resolved by a physician mutually acceptable to Grantee and the Committee, whose decision shall be final and binding upon Grantee and the Company.


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     "Person" refers to any individual, firm, corporation, limited liability company, partnership, or other entity.

     "Share Unit Account" refers to the account maintained by the Company with respect to the Award made to Grantee pursuant to Section 3 hereof.

     "Share Unit" refers to the equivalent of one share of Common Stock.

     "Subsidiary" refers to (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

     2. GRANT OF SHARE UNITS

     The Company hereby grants to Grantee, effective the Date of Grant, Fifteen Thousand (15,000) Share Units. The grant of the Share Units to Grantee entitles Grantee or an Exercising Party, as the case may be, to receive cash payments from the Company in amounts and on the terms and conditions hereinafter set forth.

     3. SHARE UNIT ACCOUNT

     The Company shall record in a separate account (the "Share Unit Account") the number of Share Units granted to Grantee. The Company shall debit Grantee's Share Unit Account from time-to-time with all Exercised Share Units, effective the Exercise Date of such Exercised Share Units, and shall credit or debit, as appropriate, Grantee's Share Unit Account with any adjustments required pursuant to Section 8 hereof.

     4. TIME OF EXERCISE OF AWARD

     (a) The Award shall become exercisable over a period of three (3) years, as follows. Conditional upon Grantee's continuous service on the Board of the Company or a Subsidiary following the Date of Grant to the relevant "vesting date" (as hereinafter defined), and subject to the following subsections of this Section 4, Grantee shall have the right to exercise the Award on each of the following dates: one-third (1/3) of the Award on the date that is seven
(7) days prior to the scheduled date of the annual meeting of shareholders of the Company for the year 2000 or the first anniversary of the Date of Grant, which ever first occurs; one-third (1/3) of the Award on the date that is seven
(7) days prior to the scheduled date of the annual meeting of


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shareholders of the Company for the year 2001 or the second anniversary of the
Date of Grant, which ever first occurs; and one-third (1/3) of the Award on the date that is seven (7) days prior to the scheduled date of the annual meeting of shareholders of the Company for the year 2002 or the third anniversary of the Date of Grant, which ever first occurs. Any portion of the Award that Grantee has the right to exercise but elects not to exercise shall remain available for exercise by Grantee under the terms of this Agreement, subject to the provisions of Section 10 hereof.

     (b) Subject to the provisions of subsection (c) below, if Grantee resigns from the Company or a Subsidiary, then Grantee may exercise the Award, as to any portion thereof that Grantee has the right to exercise as of the date of resignation pursuant to the provisions of subsection (a) above, within ninety
(90) days after the date of such resignation. If Grantee does not exercise the Award within the time specified herein, then the Award and the Share Units granted thereunder shall lapse and terminate.

     (c) If Grantee resigns from the Company or a Subsidiary, or is terminated as a director, other than for cause, in either such event within twelve (12) months following a Change in Control, then and in such event the Award shall become fully exercisable. In such event, Grantee may exercise the Award at any time within ninety (90) days after the date of such resignation or termination. If Grantee does not exercise the Award within the time specified herein, then the Award and the Share Units then in the Share Unit Account shall lapse and terminate.

     (d) If Grantee's service on the Board is terminated by the Company without Cause, then and in such event the Award shall become fully exercisable. In such event, Grantee may exercise the Award at any time within ninety (90) days after the date of such termination. If Grantee does not exercise the Award within the time specified herein, then the Award and the Share Units then in the Share Unit Account shall lapse and terminate. The failure of the shareholders to elect Grantee to the Board of the Company at an annual meeting of shareholders at which Grantee is up for election shall not be deemed a termination within the meaning of this subsection (d).

     (e) If Grantee's service on the Board is terminated by the Company for Cause, then and in such event the Award and the Share Units then in the Share Unit Account, to the extent Grantee has not exercised the Award prior to the date of such termination, shall lapse and terminate.


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     (f) In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, then and in such event the Award shall become fully exercisable. The Board of Directors shall provide written notification of such proposed transaction to Grantee (or, in the event of his death, to the Exercising Party) at least fifteen (15) days prior to such proposed transaction, and the Award and the Share Units then in the Share Unit Account, to the extent that the Award is not fully exercised during such fifteen (15)-day period, shall lapse and terminate immediately prior to such proposed transaction.

     (g) In the event of the proposed dissolution or liquidation of the Company, then and in such event the Award shall become fully exercisable. The Board of Directors shall provide written notification of such proposed transaction to Grantee (or, if he is not then living, to the Exercising Party) within fifteen (15) days prior to such transaction, and the Award and the Share Units then in the Share Unit Account, to the extent that the Award is not fully exercised during such fifteen (15)-day period, shall lapse and terminate immediately prior to such proposed transaction.

     (h) In the event that Grantee becomes subject to a Permanent Disability while sitting on the Board of the Company or a Subsidiary, then and in such event the Award shall become fully exercisable by Grantee or by his legal representative at any time within ninety (90) days from the date of determination that the Grantee is subject to a Permanent Disability. If Grantee or his legal representative does not exercise the Award within the time specified herein, then the Award and the Share Units then in the Share Unit Account shall lapse and terminate.

     (i) In the event of the death of Grantee while employed by the Company or a Subsidiary, then and in such event the Award shall become fully exercisable by the Exercising Party at any time within ninety (90) days after the date of Grantee's death. If the Exercising Party does not exercise the Award within the time specified herein, then the Award and the Share Units then in the Share Unit Account shall lapse and terminate.

      5.   METHOD OF EXERCISE

     The Award shall be exercised by the delivery of a written Exercise Notice, in the form included as Exhibit A hereto, by Grantee (or his legal representative), or in the case of Grantee's death, the Exercising Party, to the Company at its principal place of business, stating the election to exercise the Award and the number of Share Units in respect of which the Award is being exercised (the "Exercised Share Units"). In no event shall the Award be


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exercised for fewer than 5,000 Share Units or, if less, the total number of Share Units then remaining in Grantee's Share Unit Account.

      6.   AWARD PAYMENT

     The Award Payment shall be the amount determined as follows:

          (i) by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock of the Company on the Exercise Date over the Grant Price by

          (ii) the number of Exercised Share Units.

      7.   PAYMENT FOR EXERCISED SHARE UNITS

     Subject to the following subsections of this Section 7, the Award Payment shall be made by the Company to Grantee (or the Exercising Party, as the case may be) within ten (10) business days after the Exercise Date. The Company shall have the right to withhold from the Award Payment such amounts as the Company deems necessary or appropriate to satisfy any federal, state, local, or foreign withholding tax requirement, including, but not limited to, income tax, FICA withholding, and excise tax. Grantee shall be obligated to pay any and all taxes of any kind which may be imposed on Grantee or result from the Award, Grantee's rights with respect to the Award, or the exercise of the Award during the Grantee's lifetime or at death.

      8.   ADJUSTMENT OF SHARE UNITS UPON CHANGES IN CAPITALIZATION

     The number of Share Units covered by this Agreement and the Grant Price shall be proportionately adjusted in the event of a subdivision of the outstanding Common Stock of the Company, a declaration of a dividend payable in Common Stock of the Company, a declaration of a dividend payable in a form other than Common Stock of the Company in an amount that has a material effect on the price of the Common Stock of the Company, a combination or consolidation of the outstanding Common Stock of the Company (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization of the Company, a spin-off, stock split, reverse stock split, or any other increase or decrease in the number of issued and outstanding shares of Common Stock of the Company effected without receipt of consideration by the Company; provided, however, that the


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conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Share Units subject to the Award or the Grant Price.

      9.   TRANSFER OF SHARE UNITS

     Unless sooner terminated pursuant to the provisions of Sections 4 or 10 hereof,

     (a) The Award shall be exercisable during Grantee's lifetime only by Grantee and may not be transferred or assigned;

     (b) The Award is transferable by Grantee upon Grantee's death by will or by the laws of descent and distribution; and

     (c) In the event of Grantee's death, the Exercising Party may exercise any portion of the Award, as permitted by Section 4 hereof, that is exercisable at the time of Grantee's death and that has not previously been exercised by Grantee, provided that any such exercise must be made pursuant to the provisions of Section 5 above.

     (d) Other than as explicitly permitted by this Agreement, Grantee's right to payment for Exercised Share Units shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Grantee or the Exercising Party.

      10.  TERMINATION OF AWARD

     To the extent not earlier terminated by exercise in full in accordance with this Agreement, the Award and the Share Units granted thereunder shall terminate on the earliest to occur of the following dates:

          (a)  October 12, 2009; or

          (b)  As specified in Section 4 hereof.

      11.  RIGHTS AS SHAREHOLDER


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     Neither Grantee nor any Exercising Party will be deemed to be a holder of any shares of Common Stock or have any rights as a shareholder of the Company with respect to the Award or the Share Units.

      12.  DESIGNATION OF BENEFICIARY

     Grantee may at any time designate a beneficiary to receive payment of his Award in the event of his death. Such designation shall be in writing, signed by Grantee and delivered to the Company. Such designation may be revoked at any time in writing by Grantee, in which case, a new designation may be made.

      13.  MODIFICATION, EXTENSION AND RENEWAL

     The Board may modify, extend, or renew the Award or accept an exchange of the Award (to the extent not theretofore exercised) for the granting of a new stock award in substitution therefor. However, notwithstanding the foregoing provisions of this Section 13 or any other provision of this Agreement, there shall be no modification, extension, or renewal of the Award without the written consent of Grantee which would in any way alter or impair any right of Grantee with respect to the Award or under this Agreement.

      14.  NO RIGHT TO RE-ELECTION

     Nothing in this Agreement shall be deemed to create any obligation on the part of the Board to nominate Grantee for re-election by the Company's shareholders, nor confer upon Grantee the right to remain a member of the Board of the Company of a Subsidiary for any period of time or at any particular rate of compensation.

      15.  UNFUNDED OBLIGATION

     It is the intention of the Company and Grantee that the obligation of the Company to make any Award Payment under this Agreement be unfunded for tax and all other purposes. Grantee has the status of a general unsecured creditor of the Company with respect to the making of any Award Payment by the Company to Grantee. Prior to the making of any Award Payment for any Exercised Share Units by the Company to Grantee under this Agreement, nothing contained herein shall give Grantee any rights that are greater than those of a general unsecured creditor of the Company.


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      16.  DISPUTE RESOLUTION

     Should any dispute or controversy arising from or related to this Agreement arise between the parties that the parties are incapable of resolving themselves through good faith negotiation, then such dispute or controversy shall be submitted for resolution by J.A.M.S. ("JAMS") in San Francisco, California, or at such other location as is agreed upon by the parties. Any dispute shall first be submitted to JAMS for mediation pursuant to the mediation services provided by JAMS. Should the dispute between the parties not be successfully mediated by JAMS within 90 days of its submission (subject to any extension agreed to by the parties) then and in such event the dispute shall be submitted for binding arbitration by JAMS pursuant to the rules and practices of JAMS. Unless agreed to by the parties, the representative of JAMS who attempts to mediate any dispute between the parties shall not be the representative of JAMS who arbitrates the dispute. Judgment upon any award by the arbitrator(s) may be entered in any court having jurisdiction thereof. It is agreed that the prevailing party in any such arbitration or other action arising from or relating to this Agreement shall be entitled to reimbursement of its or his reasonable costs and expenses, including attorneys' fees. Each party consents to the exercise over it or him of personal jurisdiction by the arbitrator(s) selected by JAMS to resolve any dispute hereunder.

      17.  NOTICES

     (a) Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed properly given if given in writing or by electronic mail and either delivered through a commercially-recognized overnight delivery service or, if sent by electronic mail or telecopier, to the party or to an officer of the party to whom the same is directed, addressed as follows:

        (i)   If to Cronos, to:   The Cronos Group
                                        444 Market Street, 15th Floor
                                        San Francisco, California 94104
                                        Attn:    Dennis J. Tietz
                                        Chief Executive Officer
                                        Fax:     (415) 677-9196
                                        Email: djt@cronos.com


        (ii)  If to Grantee, to:  S. Nicholas Walker

                                        1285 Avenue of the Americas


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                                        20th Floor
                                        New York, New York 10019-6028
                                        Tel:  (212) 649-8200
                                        Fax:  (212) 649-8074
                                        Email: nickw@ibm.net


     (b) Any party identified above may change the address to which notices are to be given hereunder by giving notice to the other party in the manner herein provided.

     (c) All notices, demands, and requests shall be deemed to have been given on the business day on which it was delivered by hand or commercial messenger or air courier service to such party, at his or its address specified above, or, if sent by facsimile or electronic mail, when electronically confirmed. Any facsimile transmission or electronic mail not sent on a business day, or not sent during the hours of 8:30 a.m. to 5:00 p.m. on a business day of the recipient, shall be deemed sent on the next business day.

      18.  ENTIRE AGREEMENT

     This Agreement (with its exhibit) represents the entire agreement of the parties with respect to the subject matter hereof, and supersedes in their entirety all prior agreements and undertakings of the parties with respect to the subject matter hereof, and may not be modified except by means of a writing signed by a duly authorized representative of the Company and by Grantee. This Agreement shall be governed by and construed strictly in accordance with its terms and by the laws of State of California.

      19.  BINDING AGREEMENT

     This Agreement shall be binding on the Company, its successors and assigns, and Grantee and his executors, administrators, heirs, successors, and assigns.

      20.  COUNTERPARTS

     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding upon all parties hereto, notwithstanding that all parties have not signed the same counterpart.


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     IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement as of the day and year first above written.

                                        THE CRONOS GROUP


                              By    /s/ D J Tietz
                                        Dennis J. Tietz
                                        Chief Executive Officer


                              And   /s/ C Tharp
                                        Charles Tharp
                                        Director & Chair
                                        Compensation Committee


                                        GRANTEE

                                        /s/ S N Walker
                                        [Signature]

                                        S. Nicholas Walker
                                        -----------------------
                                        [Name of Grantee]



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                                    EXHIBIT A

                                THE CRONOS GROUP
                                 EXERCISE NOTICE

                                 EXERCISE NOTICE


The Cronos Group
444 Market Street, 15th Floor
San Francisco, California 94111

Attention:  Compensation Committee


Ladies and Gentlemen:

     Reference is made to that certain Stock Appreciation Rights Agreement between the Company and S. Nicholas Walker, dated as of October 13, 1999 (hereinafter, the "Agreement"). (All defined terms used herein shall have the meaning given to them by the Agreement).

     Pursuant to the Agreement, the undersigned hereby elects to exercise the Award on 15,000 Share Units (hereinafter, the "Exercised Share Units").

     The undersigned understands that the Company may withhold from the Award Payment such amounts as it deems to be necessary to satisfy federal, state, local, or foreign withholding tax requirements, and that the undersigned is responsible for the payment of taxes of any kind which may be imposed on the undersigned as a result of the grant or exercise of the Award.



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DATED: _______________________________  EXERCISING PARTY



                                        _______________________________
                                                  (name)


                                        _______________________________
                                                  (address)




NOTICE OF EXERCISE
ACKNOWLEDGED AND ACCEPTED:

THE CRONOS GROUP


By _______________________________

Its ______________________________


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             Schedule to Stock Appreciation Rights Agreement between
                       the Company and S. Nicholas Walker

     Pursuant to Instruction 2 to Item 601(a) of Regulation S-K, this Schedule identifies omitted Stock Appreciation Rights Agreement between the Company and each of the following parties, which are substantially identical in all material respects except as to the parties thereto:

     1. Stock Appreciation Rights Agreement between the Company and Robert M. Melzer, dated as of October 13, 1999;

     2. Stock Appreciation Rights Agreement between the Company and Maurice Taylor, dated as of October 13, 1999; and

     3. Stock Appreciation Rights Agreement between the Company and Charles Tharp, dated as of October 13, 1999.



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